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                                                                    EXHIBIT 4.12



           ASSUMPTION AGREEMENT dated as of April 6, 1994, between MEDICAL MARKETING GROUP, INC., a Delaware corporation (the "Company"), and MERCK & CO., INC., a New Jersey corporation ("Parent");

           WHEREAS, Medco Containment Services, Inc., ("Medco"), MMG Acquisition Corp. and the Company entered into an Agreement and Plan of Merger, dated as of November 15, 1993 (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement);

           WHEREAS, pursuant to Section 2.05 of the Merger Agreement, the parties agreed that as of the Effective Time, Parent shall assume the Company's obligations with respect to each Stock Option (except for the Stock Options set forth in Section 2.05 of the Company Disclosure Schedule) granted pursuant to the Stock Option Plans or granted to certain consultants, directors and key employees outside of any of the Stock Option Plans, which are outstanding as of the date hereof (the "Assumed Options") to purchase Shares, as modified by
Section 2.05 of the Merger Agreement;

           NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Medco, the Company and Parent agree as follows:

           1. As of the date hereof, Parent assumes the Company's obligations with respect to each Assumed Option to purchase Shares, as modified pursuant to paragraph 2 below.

           2. The Assumed Options shall continue to have, and be subject to, the same terms and conditions set forth in the Stock Option Plans and agreements pursuant to which the Assumed Options were issued, as in effect immediately prior to the date hereof, except that:

                     (a) the Assumed Options shall be exercisable for that number of whole Merck Shares equal to the product of the number of Shares covered by the Assumed Option immediately prior to the date hereof multiplied by the Exchange Ratio rounded up to the nearest whole number of Merck Shares, and
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                     (b)    the per share exercise price for Merck Shares
           issuable upon the exercise of the Assumed Option shall be equal to the quotient determined by dividing the exercise price per Share specified for such Assumed Option under the applicable Stock Option Plan or agreement immediately prior to the date hereof by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent.

           3. Each Assumed Option's date of grant shall be the date on which the Assumed Option was originally granted.

           4. Nothing in this Assumption Agreement or in Section 2.05 of the Merger Agreement shall affect the schedule of vesting (or the acceleration thereof) with respect to the Assumed Options.

           5. Parent, to the extent legally permissible, shall administer each Assumed Option in a manner that complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, to the extent such Assumed Option complied with such rule prior to the Merger.

           6. The parties hereto intend that, subject to applicable Law, each Assumed Option qualify following the date hereof as "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) to the extent such Assumed Option qualified as an incentive stock option prior to the date thereof.

           7. The parties hereto acknowledge and agree that the holders of the Assumed Options shall be deemed to be third party beneficiaries of this Assumption Agreement.

           8. The parties hereto agree that this Assumption Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.





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           IN WITNESS WHEREOF, Medco, the Company and Parent have caused this
Assumption Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.



                                       MEDICAL MARKETING GROUP, INC.

                                       By:   /s/ Douglas W. Wamsley
                                          -----------------------------
                                          Vice President

                                       MERCK & CO., INC.

                                       By:  /s/ MARY M. MCDONALD
                                          -----------------------------
                                          Senior Vice President and
                                          General Counsel

                                       MEDCO CONTAINMENT SERVICES, INC.

                                       By:  /s/ Victor L. Marrero
                                          -----------------------------
                                          Senior Vice President



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